SAKS INCORPORATED REPORTS THIRD QUARTER PROFIT IMPROVEMENT

--Company Affirms Earnings Outlook for Fourth Quarter--

                                                                                        Contact:           Julia Bentley
                                                                                                                (865) 981-6243
                                                                                                                www.saksincorporated.com
FOR IMMEDIATE RELEASE

Birmingham, Alabama (November 19, 2002)

THIRD QUARTER HIGHLIGHTS:

  Saks Incorporated recorded net income before certain items of $4.5 million, or $.03 per share, for the third quarter ended November 2, 2002, an improvement over last year's third quarter loss before certain items of ($23.5) million, or ($.17) per share.
  Operating income substantially improved at SFAE and was relatively flat at SDSG. For the quarter ended November 2, 2002, SFAE's operating income increased to $26.9 million from an operating loss of ($18.9) million in the prior year. SDSG's operating income was $20.6 million compared to $21.6 million last year. Operating income for the first nine months increased at both business segments.
  Highlights for the quarter include:
    A gross margin rate of 37.7%, which was a 260 basis point improvement over last year. The margin rate improvement was driven by diligent inventory management and reduced levels of clearance merchandise and promotional activity. Consolidated quarter-end inventories were down approximately 3% on a comparable stores basis.
    An improvement in SG&A expense over last year on both a dollar and rate of sales basis. SG&A expense was approximately $11 million below last year.
    A continued decline in financial leverage, with quarter-end debt-to-capitalization of 38.9%, down from 42.2% one year ago.
  The Company announced plans to consolidate its Younkers' home office operations into its Carson Pirie Scott headquarters in January 2003. Management expects the restructuring will reduce operating expenses by approximately $12 million (pre-tax) beginning in 2003.
  The Company announced it expects the proposed sale of its proprietary credit card business to Household International to occur in January 2003. The closing of the transaction is subject to approval of the U.S. Comptroller of the Currency, which is pending.

(more)

 SAKS INCORPORATED REPORTS THIRD QUARTER PROFIT IMPROVEMENT

--Company Affirms Earnings Outlook for Fourth Quarter--

                                                                                        Contact:           Julia Bentley
                                                                                                                (865) 981-6243
                                                                                                                www.saksincorporated.com

FOR IMMEDIATE RELEASE

Birmingham, Alabama (November 19, 2002)--Retailer Saks Incorporated (NYSE: SKS) (the "Company") today announced operating results for the third quarter and nine months ended November 2, 2002.

The Company operates two business segments, Saks Department Store Group (SDSG) and Saks Fifth Avenue Enterprises (SFAE). SDSG consists of department stores under the following nameplates: Parisian, Proffitt's, McRae's, Younkers, Herberger's, Carson Pirie Scott, Bergner's, and Boston Store. SFAE is comprised of the Saks Fifth Avenue stores and Saks Off 5th.

Earnings Overview

The Company recorded income (prior to certain items outlined below) of $4.5 million, or $.03 per share, for the third quarter ended November 2, 2002, an improvement over last year's loss for the comparable period of ($23.5) million, or ($.17) per share. For the nine months ended November 2, 2002, the Company recorded income (before certain items) of $6.0 million, or $.04 per share, compared to last year's loss of ($48.4) million, or ($.34) per share.

Year-over-year operating income for the quarter substantially improved at SFAE and was relatively flat at SDSG. Year-over-year operating income improved at both business segments for the first nine months. Operating income by segment was as follows:

	Quarter Ended		Nine Months Ended
	Nov. 2, 2002	Nov. 3, 2001	Nov. 2, 2002	Nov. 3, 2001
SDSG	$ 20.6	$ 21.6	$79.1	$77.0
SFAE	26.8	(18.9)	48.3	(33.4)
Other	(9.1)	(8.1)	(25.1)	(22.7)
Total	$ 38.3	($5.4)	$102.3	$20.9

During the third quarter of 2002, the Company incurred certain items totaling $2.6 million (net of taxes), or $.02 per share, primarily related to the Younkers consolidation and the pending Household transaction. For the nine months ended November 2, 2002, the Company recorded

(more)

certain items aggregating $49.9 million (net of taxes), or $.34 per share ($45.6 million, or $.31 per share, of the certain items related to the first quarter adoption of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets"). In the prior year, certain items (net of taxes) netted to a $1.8 million gain, or $.02 per share, for the third quarter, and a $5.3 million net charge, or $.04 per share, for the nine months.

After recognition of the items outlined above, the Company's net income for the third quarter ended November 2, 2002 of $1.9 million, or $.01 per share, compared to last year's net loss of ($21.8) million, or ($.15) per share. After recognition of the items outlined above, the Company recorded a net loss of ($43.9) million, or ($.30) per share, for the nine months ended November 2, 2002, compared to a net loss of ($53.6) million, or ($.38) per share, last year.

Income Statement Commentary

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, "We are pleased with our overall improvement in operating performance during the quarter, especially in light of the challenging economic environment. The year-over-year increase principally was driven by a significant improvement in the gross margin rate and diligent expense control.

"For the third quarter, the gross margin rate improved by 260 basis points over last year due to carefully controlled inventories and reduced levels of clearance merchandise and promotional activity. Additionally, we lowered SG&A expenses by approximately $11 million, or 50 basis points, through diligent expense management, while continuing to invest in our key strategic initiatives."

Balance Sheet Commentary

Consistent with the Company's focus of enhancing returns on invested capital, inventory turnover once again improved during the quarter. Quarter-end inventories totaled $1.71 billion, a 3% reduction from the prior year. Total company comparable store inventories were down approximately 3% from last year, on top of a 6% comparable store inventory decline in the third quarter of 2001.

Financial leverage continued to decline. At quarter end, debt totaled $1.42 billion, a $220 million reduction from last year. The debt-to-capitalization ratio of 38.9% was down from 42.2% last year. At quarter end, the Company had $94 million in borrowings outstanding under its $700 million revolving credit facility, compared to $285 million outstanding under its credit facility one year ago.

Outlook for the Fourth Quarter of 2002:

Management expects that the Company's income before certain items for the fourth quarter of 2002 will approximate the First Call consensus estimate as of November 19, 2002 of $.61 per share. The Company recorded income before certain items of $.50 per share in the fourth quarter of last year.

Store News

During the third quarter, the Company opened a Parisian replacement store in Birmingham, Alabama; a new Parisian store in Rochester Hills, Michigan; a Carson Pirie Scott replacement

(more)

store in Rochester, Minnesota; and a Saks Fifth Avenue replacement store in Las Vegas, Nevada. In November, the Company opened a new Younkers store in Lansing, Michigan and a new Off 5th store in Denver, Colorado.

At the end of the third quarter, the Company operated 244 SDSG stores with 26.8 million square feet, 61 Saks Fifth Avenue stores with 6.4 million square feet, and 51 Off 5th stores with 1.4 million square feet.

Detail of Sales

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the third quarter ended November 2, 2002 compared to last year's third quarter ended November 3, 2001 were:

	This Year	Last Year	Total (Decrease)	Comparable Increase (Decrease)
SDSG	$ 841.0	$ 861.2	(2.3%)	(3.0%)
SFAE	565.1	562.4	0.5%	5.2%
Total	$1,406.1	$1,423.6	(1.2%)	0.1%

Total sales (in millions) for the nine months ended November 2, 2002 compared to last year's nine month period ended November 3, 2001 were:

	This Year	Last Year	Total (Decrease)	Comparable Increase (Decrease)
SDSG	$2,414.6	$2,434.7	(0.8%)	(0.6%)
SFAE	1,655.0	1,723.9	(4.0%)	0.2%
Total	$4,069.6	$ 4,158.6	(2.1%)	(0.3%)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Nine Months Ended
	Nov. 2, 2002	Nov. 3, 2001	Nov. 2, 2002	Nov. 3, 2001
SDSG leased commissions	$ 3.7	$ 3.7	$ 12.1	$ 11.8
SFAE leased commissions	4.4	4.1	13.7	13.7
Total leased commissions	$ 8.1	$ 7.8	$ 25.8	$ 25.5

Conference Call Information:

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, November 20, 2002 to discuss third quarter results. To participate, please call (816) 650-0742 (10 minutes prior to the call). A replay of the call will be available for 24 hours following the live call. The dial-in number for the replay is (402) 220-2491. The access code for the replay is 10747906.

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated's corporate website at http://www.saksincorporated.com/investor_relations.html.

To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software.

(more)

For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company's web site within 24 to 48 hours.

To be placed on the Company's e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on "Investor Relations," click on "e-mail Alerts," and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered "forward-looking" information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as "may," "will," "intend," "plan," "project," "expect," "anticipate," "should," "would," "believe," "estimate," "contemplate," "possible," and "point." The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management's assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; speedy resolution of the labor dispute between the International Longshore and Warehouse Union and the Pacific Maritime Association; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; effective operation of the credit card operations of National Bank of the Great Lakes, the Company's national credit card bank; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company's Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission ("SEC"), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####

SAKS INCORPORATED CONSOLIDATED BALANCE SHEETS (Dollars In Thousands)
	(UNAUDITED)
	November 2, 2002	November 3, 2001
ASSETS
Current assets
Cash and cash equivalents	$ 34,281	$ 40,250
Retained interest in accounts receivable	243,261	211,042
Merchandise inventories	1,706,980	1,764,546
Other current assets	85,319	102,153
Deferred income taxes, net	43,873	42,489
Total current assets	2,113,714	2,160,480

Property and equipment, net	2,203,090	2,278,281
Goodwill and intangibles, net	316,807	366,795
Deferred income taxes, net	186,639	203,650
Other assets	46,860	41,105
TOTAL ASSETS	$ 4,867,110 =========	$ 5,050,311 =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$ 506,051	$ 495,786
Accrued expenses and other current liabilities	534,164	527,934
Current portion of long-term debt	4,762	5,240
Total current liabilities	1,044,977	1,028,960

Long-term debt	1,422,538	1,642,707
Other long-term liabilities	166,621	133,573

Total shareholders' equity	2,232,974	2,245,071

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 4,867,110 =========	$ 5,050,311 =========

SAKS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Three Months Ended
	November 2, 2002		November 3, 2001

Net sales	$ 1,406,142	100.0%	$ 1,423,551	100.0%
Cost of sales	875,758	62.3%	925,314	65.0%
Gross margin	530,384	37.7%	498,237	35.0%

Selling, general and administrative expenses	342,929	24.4%	353,910	24.9%
Other operating expenses:
Property and equipment rentals	55,534	3.9%	54,932	3.9%
Depreciation & other amortization	55,423	3.9%	54,636	3.8%
Taxes other than income taxes	36,159	2.6%	38,844	2.7%
Store pre-opening costs	2,848	0.2%	3,568	0.3%
Integration charges	2,305	0.2%	91	0.0%
Losses (gains) from long-lived assets	999	0.1%	(1,902)	-0.1%

Operating income (loss)	34,187	2.4%	(5,842)	-0.4%
Other income (expense):
Interest expense	(30,826)	-2.2%	(32,303)	-2.3%
Other income (expense), net	(285)	0.0%	463	0.0%
Income (loss) before provision (benefit) for income
taxes and extraordinary items	3,076	0.2%	(37,682)	-2.6%
Provision (benefit) for income taxes	1,154	0.1%	(13,907)	-1.0%

Income (loss) before extraordinary items	1,922	0.1%	(23,775)	-1.7%
Extraordinary gain on early extinguishment
of debt, net of taxes	-	0.0%	2,022	0.1%

Net income (loss)	$ 1,922 ========	0.1%	$ (21,753) =========	-1.5%
Basic earnings (loss) per common share:
Before extraordinary items	$ 0.01		$ (0.17)
After extraordinary items	$ 0.01		$ (0.15)

Diluted earnings (loss) per common share:
Before extraordinary items	$ 0.01		$ (0.17)
After extraordinary items	$ 0.01		$ (0.15)

Weighted average common shares:
Basic	142,791		141,969
Diluted	145,449		141,969

SAKS INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED)
	Nine Months Ended
	November 2, 2002		November 3, 2001

Net sales	$ 4,069,601	100.0%	$ 4,158,609	100.0%
Cost of sale	2,552,616	62.7%	2,691,393	64.7%
Gross margin	1,516,985	37.3%	1,467,216	35.3%

Selling, general and administrative expenses	988,872	24.3%	1,027,077	24.7%
Other operating expenses:
Property and equipment rentals	150,341	3.7%	148,380	3.6%
Depreciation & other amortization	160,415	3.9%	162,157	3.9%
Taxes other than income taxes	114,605	2.8%	118,662	2.9%
Store pre-opening costs	3,744	0.1%	5,170	0.1%
Integration charges	2,305	0.1%	1,539	0.0%
Losses from long-lived assets	1,925	0.0%	18,604	0.4%

Operating income (loss)	94,778	2.3%	(14,373)	-0.3%
Other income (expense):
Interest expense	(93,019)	-2.3%	(99,354)	-2.4%
Other income (expense), net	296	0.0%	746	0.0%
Income (loss) before provision (benefit) for income
taxes, extraordinary items and cumulative
effect of a change in accounting principle	2,055	0.1%	(112,981)	-2.7%
Provision (benefit) for income taxes	775	0.0%	(42,898)	-1.0%
Income (loss) before extraordinary items and cumulative
effect of a change in accounting principle	1,280	0.0%	(70,083)	-1.7%
Extraordinary gain on early extinguishment
of debt, net of taxes	443	0.0%	16,439	0.4%
Cumulative effect of a change in accounting principle,
net of taxes	(45,593)	-1.1%	-	0.0%

Net income (loss)	$ (43,870) =========	-1.1%	$ (53,644) =========	-1.3%

Basic earnings (loss) per common share:
Before extraordinary items and cumulative
effect of accounting change	$ 0.01		$ (0.49)
After extraordinary items and cumulative
effect of accounting change	$ (0.31)		$ (0.38)

Diluted earnings (loss) per common share:
Before extraordinary items and cumulative
effect of accounting change	$ 0.01		$ (0.49)
After extraordinary items
effect of accounting change	$ (0.30)		$ (0.38)

Weighted average common shares:
Basic	142,720		141,955
Diluted	146,893		141,955

SAKS INCORPORATED
SEGMENT INFORMATION
(Dollars In Thousands)

	(UNAUDITED)
	Three Months Ended
	November 2, 2002	November 3, 2001
Net Sales:
Saks Department Stores Group	$ 841,020	$ 861,149
Saks Fifth Avenue Enterprises	565,122	562,402
	$ 1,406,142	$ 1,423,551

Operating Income, before certain items:
Saks Department Stores Group	$ 20,571	$ 21,566
Saks Fifth Avenue Enterprises	26,854	(18,942)
Other	(9,087)	(8,052)
	$ 38,338	$ (5,428)

Depreciation and Amortization:
Saks Department Stores Group	$ 29,399	$ 29,420
Saks Fifth Avenue Enterprises	25,155	24,526
Other	869	690
	$ 55,423	$ 54,636

Total Assets:
Saks Department Stores Group	$ 2,492,441	$ 2,483,194
Saks Fifth Avenue Enterprises	1,900,495	2,075,750
Other	474,174	491,367
	$ 4,867,110	$ 5,050,311

SAKS INCORPORATED
SEGMENT INFORMATION
(Dollars In Thousands)

	(UNAUDITED)
	Nine Months Ended
	November 2, 2002	November 3, 2001
Net Sales:
Saks Department Stores Group	$ 2,414,590	$ 2,434,720
Saks Fifth Avenue Enterprises	1,655,011	1,723,889
	$ 4,069,601	$ 4,158,609

Operating Income, before certain items:
Saks Department Stores Group	$ 79,036	$ 76,988
Saks Fifth Avenue Enterprises	48,331	(33,397)
Other	(25,067)	(22,658)
	$ 102,300	$ 20,933

Depreciation and Amortization:
Saks Department Stores Group	$ 84,814	$ 87,348
Saks Fifth Avenue Enterprises	73,533	73,332
Other	2,068	1,477
	$ 160,415	$ 162,157

Total Assets:
Saks Department Stores Group	$ 2,492,441	$ 2,483,194
Saks Fifth Avenue Enterprises	1,900,495	2,075,750
Other	474,174	491,367
	$ 4,867,110	$ 5,050,311